November 21, 2002


Mr. Andy Badolato SinoFresh Health Care, Inc. 313 S. Seaboard Ave. Venice, FL 34292

Dear Andy,

As a follow-up to our meetings and planning discussions, National In-Store is pleased to present this agreement for sales and marketing support. We believe strongly in the health and wellness benefits of SinoFresh and we are poised to establish a sales and marketing platform capable of delivering the products market potential.

AGREEMENT TERM
This agreement begins on December 1, 2002 and will remain in force until commission paid to National In-Store exceeds $10,000,000. Upon expiration of the agreement, SinoFresh grants NIS the right to renew the agreement prior to seeking an alternative provider.

ASSUMPTIONS/ CONSIDERATIONS

         o SinoFresh offers a new FDA-approved chemical technology that prevents the development of certain funguses and molds within the sinuses and nasal passage.

         o The introduction of SinoFresh comes at a time when the medical community is just beginning to acknowledge the existence of funguses and molds within the sinuses and nasal passage and to understand their damaging effects.

         o The founders of SinoFresh are confident that the medical community, including ENT Specialist, Pharmacist, and General Practitioners, will endorse the product once causal data is connected to the patented benefits of SinoFresh.

         o SinoFresh management understands that National In-Store makes no guarantees relative to product placement, sales projections, or other performance factors outside the deliverables set forth in this document.

MARKETING SUPPORT - DELIVERABLES

National In-Store has agreed to provide marketing support of the SinoFresh brand in the following areas:

     1. Provide a Market Overview that supports the SinoFresh management teams understanding of the size-of-market and of category trends impacting the market. They key benefit of this analysis is to support future planning and forecasting functions.

     2. Provide an Analysis of the Competitive Set. The key benefit of this analysis is to anticipate potential competitive responses to the introduction of SinoFresh and to plan competitive defense strategies.

     3. Develop a Retail Category Review. The key benefit of this recommendation is to understanding how retailers view the category and to anticipate how the product will be positioned inside the store from a shelf placement and pricing perspective.

     4. Provide a Marketing Plan Recommendation. The key benefit of this recommendation is to provide a market tested plan for pre-launch, launch, and post-launch activities from an industry insider with subject-matter expertise. This recommendation will include market research, legal requirements, marketing planning/ administration, sales and merchandising support requirements, and sales forecast.

     5. Provide an Advertising Plan Recommendation. The key benefit of this recommendation is to provide a media plan supported by cost analysis and performance benchmarks.


SALES SUPPORT - DELIVERABLES

     1. Serve as the master-broker responsible for all SinoFresh sales within the US and Canada.

     2. Establish and manage a national broker network capable of delivering experienced sales representation, subject-matter expertise, and competitive influence within all accounts and channels-of-distribution within the US and Canada.

     3. Work with SinoFresh management to establish competitive compensation and incentive packages for local brokers.

     4. Work with SinoFresh Management to establish a pricing structure that will meet consumer hurdle-rates for trial and purchase intent while satisfying retail margin requirements.

     5.   Provide   on-going   communication   regarding  the  status  of  sales
          initiatives across all accounts and channels-of- distribution.

DELIVERABLES - TIMING AND DEADLINES

National In-Store agrees to present a written summary of completed deliverables within five weeks of completion. NIS agrees to adhere to established deadlines not withstanding unforeseen delays resulting form activities dictated by SinoFresh management.

     1. All Marketing Deliverables will be completed within 3 weeks from the agreement signature date.

     2. The sale organization will be in place for all US Mass, Food, Drug, and other specialty accounts within 12 weeks from the signature date.

     3. The sales organization will be in place for all Canadian Mass, Food, Drug, and other specialty accounts within 16 weeks from the signature date.


EXCLUSIVITY

National In-Store is the sole sales and broker resource for all accounts within the US and Canada. All sales in the US and Canada are subject to the fees and commissions outlined in this agreement unless the accounts are specifically identified within this agreement as an exception.

NIS may at its own discretion subcontract broker resources to represent SinoFresh within certain accounts, channels, or territories. The decision to subcontract broker resources and the commission structure granted to such subcontractors is at the sole discretion of National In-Store.

Once a broker agreement is established between NIS and a subcontracted broker, SinoFresh agrees to pay subcontractors directly through payments from the master broker agreement and tot provide NIS with a summary of such payments on a monthly basis.

The exclusive representation agreed to as apart of this agreement extends to the SinoFresh brand, line-extensions of the SinoFresh brand, branded alternatives to the SinoFresh brand or products that utilized the patented ingredients or dispensers of SinoFresh which are under the control of the principles represented under the terms of this agreement.


NATIONAL IN-STORE FEES AND COMPENSATION

     1. Marketing $100,000 - SinoFresh agrees to provide a $100,000 retainer to NIS to support the cost of research, channel development, and other expenses NIS deems necessary to support the launch of the SinoFresh brand across multiple channels of distributions.

     2. Master-Broker Agreement 7% Net Sales - SinoFresh will pay NIS 7% of New Sales for all shipments that occur within the US and Canada less payment tot sub-brokers designated by MIS.


EXPENSES

Expenses incurred for purposes or activities outside this agreement will be reimbursed with prior approval of SinoFresh management.



TERMS

Marketing Fee- $25,000 due as soon as possible, $25,000 due within 14 days from the agreement signature day and $50,000 upon completion.

Master-Broker Sales Commission - 45 days from shipment of product.


THIS AGREEMENT IS VALID UPON THE SIGNATURE OF THE FOLLOWING PARTIES:




     TOM DOWDY                                 ANDY BADOLATO
     NATIONAL IN-STORE                         SINOFRESH HEALTH CARE, INC.



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